Exhibit 99.1

Media Contact:

Eddie Northen, Rollins, Inc.

404-888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. ACQUIRES SCIENTIFIC PEST MANAGEMENT IN AUSTRALIA

ATLANTA, GEORGIA, August 31, 2016: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, announced today that it has acquired Scientific Pest Management, which provides pest control service throughout Australia through owned, franchise and partner companies. This acquisition gives Rollins brands nationwide Australian coverage.

Scientific Pest Management was founded in 1974 and operated by Chris Jones. With more than 50 employees, the company offers commercial pest control and termite services, specializing in large contracts.

The company will continue to operate as Scientific Pest Management, and will work closely with Allpest, Statewide and Murray to deliver services to key customer relationships throughout Australia.

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au,, www.safeguardpestcontrol.co.uk, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The above release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the expectation that the company will continue to operate as Scientific Pest Management and will work closely with Allpest, Statewide and Murray to deliver services to key customer relationships throughout Australia. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; currency fluctuations, market risk; changes in industry practices or technologies; the Company's ability to integrate acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental and tax regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

ROL-Corp

ROL-IR

2170 Piedmont Road, N.E., Atlanta, Ga. 30324 (404) 888-2000

ANOTHER ROLLINS SERVICE